Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of InspireMD, Inc. of our report dated September 11, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the stock split described in Note 16 as to which the date is January 3, 2013, relating to the financial statements of InspireMD, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
March 22, 2013	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited